UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2010

LEAF EQUIPMENT FINANCE FUND 4, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-53667	61-1552209
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 South Poplar Street, Suite 101, Wilmington, Delaware 19801
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 819-5556

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On August 17, 2010, the Registrant used a portion of the proceeds from the note offering described below to repay all amounts due under its loan and security agreement with Wells Fargo Foothill, LLC.  The Registrant has no further obligations thereunder and the agreement is terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 17, 2010, the Registrant completed a $171,429,000 term securitization.  Pursuant to the securitization, LEAF Receivables Funding 4, LLC, a newly formed subsidiary of the Registrant, issued five classes of notes.  The notes are asset-backed debt, secured and payable only by certain assets of LEAF Receivables Funding 4, LLC.  Proceeds from the offering were used to (i) repay all amounts due under the Registrant’s $75 million credit facility with Wells Fargo Foothill, LLC and terminate this facility, and (ii) repay all principal and interest due as of such date under the Registrant’s $100 million credit facility with UniCredit Bank AG, New York Branch, however this facility has not been terminated.

The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The offering of securities was made to Guggenheim Securities, LLC, as initial purchaser, pursuant to a private placement.  The initial purchaser sold or offered the securities within the United States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

The notes included five fixed rate classes of notes, rated by DBRS, Inc.  The initial amount of the note balance, the interest rate, the maturity date and the rating from DBRS for each class of notes are as follows:

	Class A	Class B	Class C	Class D	Class E
Initial Note Balance	$131,242,000	$13,820,000	$10,367,000	$8,000,000	$8,000,000
Note Rate	3.45%	4.90%	5.00%	5.50%	5.50%
Stated Maturity Date	June 20, 2016	February 20, 2022	February 20, 2022	February 20, 2022	February 20, 2022
DBRS Rating	AAA	AA	A	BBB	BB

The facility contains standard events of default common in similar term securitizations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAF EQUIPMENT FINANCE FUND 4, L.P.

By: LEAF Asset Management, LLC, its general partner

Date: August 23, 2010	By: /s/ Robert K. Moskovitz
Name: Robert K. Moskovitz
Title: Chief Financial Officer